Exhibit 99.1

FOR IMMEDIATE RELEASE

IRIDEX Reports 2011 Fourth Quarter and Year-End Results

Mountain View, Calif. - March 1, 2012…IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the fourth quarter ended December 31, 2011. Due to the sale of the Company’s aesthetics laser business in February 2012, the Company will be reporting its results for its continuing ophthalmology business.

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Revenues from ophthalmology were $8.6 million in the fourth quarter of 2011, up sequentially from $8.3 million in the third quarter of 2011, and down from $9.0 million in the prior year period. Total sales from continuing operations for the year increased to $33.2 million, up from $32.3 million.

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For the fourth quarter of 2011, income from continuing operations was $0.8 million or $0.08 per diluted share, up sequentially from $0.3 million or $0.02 per diluted share in the third quarter of 2011, and up from $0.2 million or $0.02 per diluted share reported in the fourth quarter of 2010. The fourth quarter of 2011 includes a credit of $1.3 million to operating expenses and $0.3 million of other expense representing the impact of the settlement and distribution agreement signed in November with Alcon.

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For the full-year 2011, income from continuing operations was $2.1 million or $0.21 per diluted share, compared to $1.7 million or $0.16 per diluted share reported in the full-year 2010. The full-year 2011 includes a credit of $1.3 million to operating expenses and $0.3 million of other expense representing the impact of the agreements with Alcon.

President and CEO Dominik Beck said, “The turn of the year 2011/12 marked the culmination of a period of intense business development and market activity as we executed on a number of key elements of our strategic plan. By selling our aesthetics laser business, we can now focus solely on our ophthalmology business. By entering into a distribution agreement with Alcon we have taken the next big step in making consumable products a key part of our growth strategy. And we now have growing affirmation that vision-preserving MicroPulse laser therapy is the way of the future - it makes more economic sense to healthcare systems, it is more profitable for physicians and healthcare providers and it has improved clinical outcomes for the patient compared to the current standard of care. We now have 10 year data and a pronouncement from the UK’s National Institute of Health and Clinical Excellence to support our assertions.”

“As a result of these accomplishments, IRIDEX is uniquely positioned as the only public company with an exclusive focus on the large and growing retinal disease and glaucoma markets. In the coming year we will leverage our strong clinical foundation by adding more commercial focus to our business and product portfolio to drive significant revenue growth,” continued Dr. Beck.

Guidance for first quarter of fiscal 2012: Historically, the Company has provided quarterly revenue, margin and operating expense guidance for the coming 3-month period and intends to continue that practice in the future. Given the complexities surrounding the closing of the sale of the aesthetics business and related organizational changes in the first quarter, providing an accurate assessment of margin and income is not possible at this time. Revenues are expected to be in the range of $8.5 million to $8.8 million. Gross margins and operating expenses will be impacted by special costs involved with selling the aesthetics business and the resulting organizational changes that have been made following that divestiture. For your information, the Company has provided an additional schedule with this press release that presents the four quarters and year for 2011 separating continuing operations from discontinued operations.

During the fourth quarter 2011, the Company continued to execute its share repurchase program. Since the beginning of 2011, approximately 168,000 shares have been repurchased at an average price of $3.86. The Board of Directors has approved an extension of the Company’s share repurchase program through May 2013 and an increase in the amount of cash available for the program to a total of $4 million.

Q4 2011 Business Highlights

•	Dominik Beck was named President and Chief Executive Officer and a member of the IRIDEX Board of Directors in October 2011.

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The Company expanded its product offering by introducing an optional MicroPulse module for the IQ532 (green) laser system and now provides a complete portfolio of infrared, yellow and green laser systems which can deliver MicroPulse laser treatments.

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The Company entered into a license and distribution agreement with Alcon for the IRIDEX GreenTip™ Soft Tip Cannula family of products. The Company is excited about working with Alcon, the market leader in ophthalmology devices, and anticipates near term revenue growth in its cannula product line - part of the Company’s overall consumable product portfolio - as a result of this relationship, and will explore additional opportunities for future collaboration.

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The Company announced that data from a clinical study compiled over 10 years demonstrated superior safety and efficacy of MicroPulse laser therapy - a vision preserving laser treatment without the retinal tissue damage associated with conventional laser therapy - for treating diabetic macular edema (DME).

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The United Kingdom’s National Institute for Health and Clinical Excellence (NICE) has issued final guidance which determined that Novartis AG’s drug Lucentis® is not as cost effective as conventional laser therapy and rejected the leading drug therapy as a treatment for diabetic macular edema (DME), a swelling of retinal tissue and the most common cause of vision loss in diabetics.

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The Company announced and subsequent to the year-end closed a purchase agreement for Cutera to acquire IRIDEX’ aesthetic business for approximately $5.1 million. The sale allows the resources of the entire organization to now focus on the substantial and growing opportunity in the worldwide retina and glaucoma markets.

Conference Call

IRIDEX management will conduct a conference call later today, Thursday, March 1, 2012 at 5:00 p.m. Eastern Time. Interested parties may access the live conference call via telephone by dialing (800) 762-8779 (U.S.) or (480) 629-9771 (International) and quoting Conference ID 4517801, or by visiting the Company’s website at www.iridex.com. A telephone replay will be available beginning on Thursday, March 1, 2012 through Thursday, March 8, 2012 by dialing (800) 406-7325 (U.S.) or (303) 590-3030 (International) and entering Access Code 4517801. In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology and otolaryngology market. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 70 independent distributors into 107 countries. For further information, visit the Company’s website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s growth strategy, MicroPulse laser therapy, revenue growth and the Company’s projected fiscal 2012 financial results. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended January 1, 2011 and our Quarterly Reports on Form 10-Q for the quarters ended April 2, 2011, July 2, 2011 and October 1, 2011, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Company Contact:	Investor Relations Contact:

Jim Mackaness	Matt Clawson
Chief Financial Officer	Allen & Caron
650-940-4700	949-474-4300
matt@allencaron.com

TABLES FOLLOW

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	January 1,	December 31,	January 1,
	2011	2011	2011	2011

Total revenues	$8,620	$9,037	$33,159	$32,308
Cost of revenues	4,342	4,573	16,869	16,106

Gross profit	4,278	4,464	16,290	16,202

Operating expenses:
Research and development	1,166	885	3,913	3,753
Sales and marketing	2,147	2,094	7,458	7,095
General and administrative	1,066	923	4,259	4,163
Legal settlement, net of expenses	(1,274)	—	(1,274)	—

Total operating expenses	3,105	3,902	14,356	15,011

Income from operations	1,173	562	1,934	1,191

Other income (expense)
Legal settlement	—	—	800	800
Interest and other income (expense), net	(250)	4	(296)	(30)

Total other income (expense)	(250)	4	504	770

Income from continuing operations before income taxes	923	566	2,438	1,961
Provision for income taxes	122	322	297	308

Income from continuing operations	801	244	2,141	1,653
Income (loss) from discontinued operations, net of tax	(15)	593	469	1,393

Net income	$786	$837	$2,610	$3,046

Net income (loss) per share:
Basic:
Continuing operations	$0.09	$0.03	$0.24	$0.18

Discontinued operations	($0.00)	$0.06	$0.05	$0.16

	$0.09	$0.09	$0.29	$0.34

Diluted:
Continuing operations	$0.08	$0.02	$0.21	$0.16

Discontinued operations	($0.00)	$0.06	$0.05	$0.14

	$0.08	$0.08	$0.26	$0.30

Weighted average shares used in computing net income per share - basic	8,945	8,982	8,958	8,943

Weighted average shares used in computing net income per share - diluted	10,200	10,200	10,225	10,134

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	December 31,	January 1,
	2011	2011
Assets
Current Assets:
Cash and cash equivalents	$10,789	$8,347
Accounts receivable, net	5,551	5,457
Inventories, net	6,659	5,632
Prepaids and other current assets	464	389
Current assets held for sale	6,043	6,547

Total current assets	29,506	26,372
Property and equipment, net	325	336
Other long-term assets	199	206
Other intangible assets, net	745	821
Goodwill	533	473
Non-current assets held for sale	841	1,012

Total assets	$32,149	$29,220

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,580	$1,514
Accrued compensation	1,180	1,389
Accrued expenses	1,920	1,438
Accrued warranty	556	607
Deferred revenue	1,014	1,002
Current liabilities held for sale	2,663	3,247

Total current liabilities	8,913	9,197

Long-Term Liabilities:
Other long-term liabilities	810	596

Total liabilities	9,723	9,793

Stockholders’ Equity:
Convertible preferred stock	5	5
Common stock	92	89
Additional paid-in capital	42,032	41,168
Accumulated other comprehensive loss	(35)	(205)
Treasury stock, at cost	(1,078)	(430)
Accumulated deficit	(18,590)	(21,200)

Total stockholders’ equity	22,426	19,427

Total liabilities and stockholders’ equity	$32,149	$29,220

IRIDEX Corporation

2011 Continuing Operations and Discontinued Operations, Quarterly and Year

(In thousands, except per share data)

(unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Fiscal Year
	April 2,	July 2,	October 1,	December 31,	December 31,
	2011	2011	2011	2011	2011

Total revenues	$8,196	$8,085	$8,258	$8,620	$33,159
Cost of revenues	4,112	4,147	4,268	4,342	16,869

Gross profit	4,084	3,938	3,990	4,278	16,290

Operating expenses:
Research and development	963	890	894	1,166	3,913
Sales and marketing	1,778	1,786	1,747	2,147	7,458
General and administrative	1,083	1,022	1,088	1,066	4,259
Legal settlement, net of expenses	—	—	—	(1,274)	(1,274)

Total operating expenses	3,824	3,698	3,729	3,105	14,356

Income from operations	260	240	261	1,173	1,934

Other income (expense)
Legal settlement	—	800	—	—	800
Interest and other income (expense), net	4	3	(53)	(250)	(296)

Total other income (expense)	4	803	(53)	(250)	504

Income from continuing operations before income taxes	264	1,043	208	923	2,438
Provision for (benefit from) income taxes	79	144	(48)	122	297

Income from continuing operations	185	899	256	801	2,141
Income (loss) from discontinued operations, net of tax	381	10	93	(15)	469

Net income	$566	$909	$349	$786	$2,610

Net income (loss) per share:
Basic:
Continuing operations	$0.02	$0.10	$0.03	$0.09	$0.24

Discontinued operations	$0.04	$0.00	$0.01	($0.00)	$0.05

	$0.06	$0.10	$0.04	$0.09	$0.29

Diluted:
Continuing operations	$0.02	$0.09	$0.02	$0.08	$0.21

Discontinued operations	$0.04	$0.00	$0.01	($0.00)	$0.05

	$0.06	$0.09	$0.03	$0.08	$0.26

Weighted average shares used in computing net income per share - basic	8,964	8,961	8,965	8,945	8,958

Weighted average shares used in computing net income per share - diluted	10,215	10,231	10,253	10,200	10,225